Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-1

(Form Type)

Rubber Leaf Inc

(Exact Name of Registrant as Specified in its Charter)

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)

Common Stock, $0.001 par value	10,916,458	$2.50	$27,291,145	$2,530.00

(1) Includes 916,458 shares to be resold by certain Selling Stockholders.

(2) The offering price has been arbitrarily determined by the Company and bears no relationship to assets, earnings, or any other valuation criteria.

(3) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933.